Exhibit 10.8

Photovoltaic Module Master Supply Agreement

This Photovoltaic Module Master Supply Agreement (together with all exhibits, schedules, and annexes hereto, the “Agreement”) is made and entered into as of November 3, 2005 (“Effective Date”) by and between on the one hand, Evergreen Solar, Inc. (“Evergreen”) and, on the other, PowerLight Corporation and PowerLight Systems AG (together referred to herein as “PowerLight”). PowerLight and Evergreen are each referred to herein as a “Party” and together the “Parties”.

RECITALS

WHEREAS, Evergreen is engaged in the business of manufacturing and selling photovoltaic modules and related products;

WHEREAS, PowerLight is in the business of designing, constructing and installing solar electric systems utilizing photovoltaic modules; and

WHEREAS, Evergreen desires to sell to PowerLight, and PowerLight desires to purchase (directly or through its Subsidiaries) from Evergreen, photovoltaic modules on the terms and conditions set forth below.

NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties agree as follows:

AGREEMENT

1. Product Sales and Purchase.

(a) Products. The description and specifications for the photovoltaic modules sold and purchased under this Agreement are set forth on Schedule 1 (the “PV Modules”) (such

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specifications, the “Specifications”). Evergreen shall have the right to make any changes to the PV Modules that do not affect the form, fit or function of the PV Modules without notice; provided, however, that in no event shall the PV Module efficiency be adjusted below the minimum standards set forth on Schedule 1. Items that fall within the meaning of “form, fit or function” are limited to glass, backsheet, frame, cables, color, connectors, junction box, and visual quality criteria of the PV Modules (such as cell blemishes or discolorations); provided that the Parties shall make good faith efforts to mutually discuss and determine whether other items should be treated as form, fit or function items. Evergreen may make changes to the Specifications that affect form, fit or function of the PV Modules; provided, however, that in the event that Evergreen desires to implement such changes, Evergreen will use commercially reasonable efforts to notify PowerLight in writing at least 180 days in advance prior to implementing such changes. PowerLight shall be entitled, in its discretion, to reduce or eliminate the Parties’ minimum quantity of MWp obligations as required on Schedule 1 in the event it does not accept Evergreen’s changes to the form, fit or function of the PV Modules.

(b) Purchase Orders. Buyers (as defined below) shall place purchase orders (“Purchase Orders”) for and buy from Evergreen PV Modules in accordance with the terms and conditions of this Agreement. All supply of the PV Modules to Buyer by Evergreen during the term of this Agreement shall be governed only by this Agreement notwithstanding any preprinted terms and conditions on Evergreen’s acknowledgment or Buyer’s Purchase Order. In the event of any conflict between this Agreement and any Purchase Order, this Agreement shall prevail unless the Parties execute a side letter attached to such Purchase Order expressly overriding the terms of this Agreement. Purchase Orders shall specify product type, quantity, destination, and requested shipment date. Provided a Purchase Order is for PV Modules within the required commitments of this Agreement and does not conflict with the limitations or provisions of this Agreement, Evergreen shall acknowledge such Purchase Order by written notice or e-mail transmission delivered to PowerLight within five (5) business days following Evergreen’s receipt of such Purchase Order. Any additional or different terms in Evergreen’s acknowledgements, Buyer’s purchase orders, or other such documents of either Party in connection with orders or acknowledgements are hereby deemed to be material alterations and notice of objection to and rejection of them is hereby given. Each of PowerLight Corporation and PowerLight Systems AG and their respective wholly-owned Subsidiaries shall have the right to issue Purchase Orders hereunder (such entity, which may include PowerLight Corporation, PowerLight Systems AG, or any of their respective Subsidiaries, a “Buyer”). Notwithstanding the foregoing, each such Buyer, PowerLight Corporation and PowerLight Systems AG shall be jointly and severally liable for all obligations incurred by any of them and any Buyer hereunder including as a result of issuing such Purchase Order. Quantities of sales hereunder are the aggregate of such sales made by all the Buyers, and aggregate Sales to Buyers hereunder shall satisfy Evergreen’s obligation to sell, and PowerLight’s obligation to purchase and place Purchase Orders hereunder. As used in this Agreement, “Subsidiary” means, with respect to a Party, another entity directly or indirectly controlled by such Party.

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(c) Firm Annual Commitments. Evergreen agrees to sell to PowerLight and/or other Buyers and PowerLight and/or other Buyers agree to buy PV Modules on an annual, firm commitment basis in at least the aggregate quantities for the specified years set forth on Schedule 1 (as may be adjusted from time to time pursuant to Sections 1(a) (Products), 1(g) (Change Orders) 3(b) (Late Delivery) and 6 (Invoicing)). Subject to Section 15(a) (Termination Without Cause), the sole and exclusive penalties for failure of Evergreen or PowerLight to fulfill its annual firm commitment obligations set forth in this Section 1 are described on Schedule 1; provided, however, that Evergreen shall be subject to additional penalties for late shipment of PV Modules to the extent applicable under Section 3(b) (Late Delivery).

(d) Firm Quarterly Commitments. “Quarter” and “Quarterly” refer to the calendar quarter. In the event of a change of Evergreen’s fiscal Quarter, upon Evergreen’s request, the Parties shall promptly discuss and mutually agree to corresponding adjustments, if any, to Quarterly obligations under this Agreement to the extent necessary or appropriate. PowerLight shall place Purchase Orders for and buy Quarterly quantity allocations at a level ranging from a minimum of 15% to a maximum of 35% of PowerLight’s annual quantity allocation for that respective year (including any exercised Option), as set forth on Schedule 1 (as adjusted from time to time pursuant to Sections 1(a) (Products), 1(g) (Change Orders), 3(b) (Late Delivery), and 6 (Invoicing)). Evergreen agrees to sell to PowerLight and/or other Buyers such quantity allocations for the applicable Quarter. The foregoing does not preclude Buyers from requesting higher or lower percentage or quantity allocations for shipment subject to Evergreen’s consent. Nothing in this Section 1(d) (Firm Quarterly Commitments) shall require Evergreen to ship to Buyers, or Buyers to order from Evergreen, more than the firm annual quantity commitment set forth on Schedule 1 (as adjusted from time to time pursuant to Sections 1(a), 1(g), 3(b) and 6.). Notwithstanding anything in this Section 1(d) (Firm Quarterly Commitments), the sole and exclusive penalties for failure of Evergreen or PowerLight to fulfill its firm commitment obligations set forth in this Section 1(d) are described on Schedule 1; provided, however, that Evergreen shall be subject to additional penalties for late shipment of PV Modules to the extent applicable under Section 3(b) (Late Delivery).

(e) Rolling Forecast Report. Each month PowerLight will deliver to Evergreen its updated anticipated PV Module requirements, including specific product type, for each month for the subsequent twelve (12) month period (“Rolling Forecast Report”). The aggregate quantities forecasted for the first twelve (12) weeks in each Rolling Forecast Report shall be deemed fixed and may not be varied in a subsequent Rolling Forecast Report; provided, however, that the quantities may be adjusted within such twelve (12) week period pursuant to Section 1(g) (Change Orders). Subject to such adjustment, PowerLight shall purchase PV Modules and issue Purchase Orders in the aggregate amount of the fixed quantities stated in the Rolling Forecast Report for such twelve (12) week period. The quantities of PV Modules forecasted in a Rolling Forecast Report shall be within the applicable minimum and maximum quantities set forth in Sections 1(c) (Firm Annual Commitments), 1(d) (Firm Quarterly Commitments), and 1(f) (Optional Quantity Increase). If requested by Buyer, Evergreen may, but, subject to Section 1(f), shall have no obligation to, supply

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PV Modules in amounts that exceed either the forecasted amounts for the first three months of a Rolling Forecast Report or that are in excess of the amounts determined in accordance with Sections 1(c) and 1(d) regardless of the amounts set forth in any Rolling Forecast Report.

(f) Optional Quantity Increase. To the extent provided on Schedule 1, PowerLight shall have the option to increase the quantity of PV Modules Evergreen agrees to sell hereunder on an annual, firm commitment basis (the “Option”). For any year subject to the Option, PowerLight must deliver to Evergreen written notice of its intention to exercise the Option for such year no later than July 1st of the preceding year.

(g) Change Orders. Subject to the firm commitment obligations of Sections 1(c) (Firm Annual Commitments) and 1(d) (Firm Quarterly Commitments), Buyer may, at any time up until eight (8) weeks prior to the shipment date, by change order, suspend performance of a Purchase Order in whole or in part, make changes in the quantities, method of shipment or place of shipment of the PV Modules in a Purchase Order. Any Change Order increasing the quantity of requested PV Modules will become binding upon Evergreen only if such Change Order increases the quantity of PV Modules by no more than ten percent (10%), unless Evergreen otherwise consents in writing to a greater quantity change. In addition, subject to the firm commitment obligations of Sections 1(c) and 1(d), Buyer may at any time change the shipment date to any subsequent date within the same calendar Quarter as the original shipment date. Buyer shall not change shipment date of a Purchase Order so as to cause the Purchase Order to be shipped in a subsequent Quarter without Evergreen’s written consent. Buyer may request change orders outside the restrictions described in this Section 1(g), which Evergreen may accept in its discretion. Buyer shall use good faith efforts to issue Change Orders only for good business reasons.

2. Price; Taxes. The prices for PV Modules sold under Purchase Orders issued by Buyers shall be on a per-Watt basis and are set forth on Schedule 1. Such prices shall be determined by the year of the shipment date stated in the Purchase Order, as more fully described on Schedule 1. The price for PV Modules shall be the price applicable to the destination, which shall be determined prior to the time of shipment of the PV Modules to Buyer. Buyers shall not manipulate their orders in order to defeat the intent that it pay the price applicable to the destination of the PV Modules. Evergreen and Buyer will reasonably cooperate to help minimize taxes applicable to the transactions hereunder. Evergreen shall promptly remit to Buyer in full any taxes paid by Buyer which are refunded to Evergreen in whole or in part. Notwithstanding anything herein, Buyer shall be solely responsible for any taxes applicable to the sale of PV Modules hereunder (excluding Evergreen’s income taxes, which shall be borne solely by Evergreen).

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3. Shipment.

(a) General. Except as otherwise provided on Schedule 1 with respect to frameless PV Modules, Evergreen agrees to ship PV Modules to Buyer on the following shipment terms: Ex-works (EXW) (Incoterms 2000) Evergreen manufacturing facilities in North America for delivery locations in North America, and Ex-works (EXW) Evergreen manufacturing facilities in Europe for delivery locations in Europe. Except as otherwise provided on Schedule 1 with respect to frameless PV Modules, for shipment locations outside of North America and Europe, the shipment terms will be Ex-works (EXW) Evergreen manufacturing facilities in either North America or Europe, as reasonably requested by Buyer and subject to availability of the respective product at the facilities. Evergreen shall effect shipment of the PV Modules on or prior to the estimated shipment date provided in Evergreen’s acknowledgement (“Shipment Deadline”). The Shipment Deadline shall not be later than four (4) months following Buyer’s issuance of the Purchase Order acknowledged by Evergreen unless Buyer requests a shipment date later than four (4) months following Buyer’s issuance of the Purchase Order, in which case the Shipment Deadline shall be such later date requested by Buyer. In addition, Evergreen shall use good faith efforts to deliver PV Modules earlier than the Shipment Deadline if Buyer’s Purchase Order requests an earlier shipment date. Buyer may store at Evergreen’s expense any PV Modules shipped to Buyer more than five (5) days in advance of its requested shipment date acknowledged by Evergreen. Time is of the essence in this Agreement. Performance by Subsidiaries of Evergreen’s shipment and other obligations hereunder shall be deemed to satisfy the respective obligation as if performed by Evergreen, and upon reasonable request from Evergreen, Buyer shall place Purchase Orders with such Subsidiaries. The sale of PV Modules does not convey any license under any patent claims covering combinations of such PV Modules with any other devices or elements or to the process of making the PV Modules.

(b) Late Delivery . Any Purchase Orders issued by Buyer and duly acknowledged by Evergreen shall, subject to the change order provisions of Section 1(g) (Change Orders), give rise to a full take or pay obligation on Buyer. In the event PV Modules are shipped more than fourteen (14) days following the Shipment Deadline, Evergreen will pay Buyer late delivery penalties of *** of the gross purchase price stated in the applicable Purchase Order for the units shipped late, plus additional penalties of *** of such price per week thereafter for such units shipped late, up to a maximum of *** of such price for such units shipped late, and Evergreen’s liability for late delivery shall be limited to such penalties and any applicable quarterly and/or annual liquidated damages pursuant to Schedule 1. Such penalties shall be credited against the gross purchase price otherwise payable by Buyer. Buyer may cancel by written notice any Purchase Order for PV Modules not delivered within *** of the Delivery Deadline and Buyer shall have no further liability under such Purchase Order to Evergreen. PowerLight shall have the right to reduce PowerLight’s minimum quantity of MWp to be purchased in the applicable year of delivery by the MWp quantity represented by such canceled units of PV Modules by providing a specific notice of the reduction of the minimum quantity along with PowerLight’s notice of cancellation of the Purchase Order.

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4. Packaging; Shipping; Testing. Evergreen shall bear all costs associated with packaging in Evergreen’s standard packing or storing the PV Modules until shipment to Buyer pursuant to the shipment terms specified in Section 3(a). All PV Modules shall be reasonably packaged, marked, and otherwise prepared in accordance with good commercial practices to reduce the risk of damage and to reasonably minimize shipping rates, in accordance with all applicable federal, state and local packaging and transportation laws and regulations. An itemized packing list shall accompany each shipment. Prior to shipping, Evergreen shall deliver to PowerLight via e-mail a packing list showing PV Module serial numbers, their corresponding flash test data (including Pmp, Vmp, Imp, Voc, Isc and fill factor) and quality assurance test indications. All shipped PV Modules shall satisfy the foregoing criteria, including the applicable module power tolerance standards set forth on Schedule 1. PV Module electrical characteristics shall be determined based on the results of production line tests performed at the connectors in accordance with IEC 904-1 at ‘Standard Test Conditions’ (1000 W/m2 with IEC904-3 or equivalent IEEE reference solar spectral irradiance distribution, AM1.5 and 25C). Evergreen shall mark on containers handling and loading instructions, shipping information, the order number, the PowerLight pan number and account, the shipment date and the names and addresses of Evergreen and PowerLight.

5. Title and Risk of Loss. Pursuant to Section 3(a) (General) above, title and risk of loss shall pass to Buyer upon shipment of the PV Modules.

6. Invoicing. After each delivery completed under this Agreement, Evergreen shall send a separate invoice, including item numbers, in duplicate, accompanied by a bill of lading or express receipt. Invoices may be provided in hard copy or electronic form. Subject to the foregoing, Buyer shall pay Evergreen all properly invoiced amounts within *** of the date of product transfer from Evergreen to Buyer’s designated freight carrier (“Payment Due Date”). Subject to a mutually agreed credit limit, which the Parties agree shall be reviewed annually and shall be based on 120 day payment terms and reflect PowerLight’s firm commitment quantity obligations under this Agreement, Buyer will pay Evergreen daily interest at the rate of prime plus *** per annum for any late payment made after their respective Payment Due Date until ninety (90) days after its Payment Due Date, after which Buyer will pay Evergreen daily interest at the rate of *** per annum until payment is made; provided that the foregoing provisions shall not apply to Purchase Orders involving assignment of rebate incentives to Evergreen. All accrued interest payment obligations shall be paid by PowerLight quarterly (“Quarterly Payment Obligations”). Notwithstanding anything to the contrary, the interest hereunder shall not exceed the highest rate permitted by applicable law. Evergreen shall have the right to modify PowerLight’s credit limit, but only on an objective, reasonable, non-discriminatory basis consistent with ordinary business practices, with notice to PowerLight; provided, however, that in the absence of Buyer’s bankruptcy or PowerLight’s failure to meet its Quarterly Payment Obligations, any decision by Evergreen to modify PowerLight’s credit limit shall, in the event PowerLight notifies Evergreen of its willingness to

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continue to place Purchase Orders and receive shipments hereunder, relieve PowerLight of any further firm commitment purchase obligations and liquidated damages for failure to meet such purchase obligations if Evergreen refuses to fulfill such Purchase Orders under the terms of the original credit limits. Subject to mutual agreement, Evergreen may accept assignment of rebate incentives for up to 180 days as form of secured payment for particular Purchase Orders. In connection with any such accepted rebate assignments, Buyer will pay Evergreen daily interest at the rate of prime plus *** per annum for any payments made after the applicable Payment Due Date. Buyer will bear all risk for securing rebate payments.

7. Inspection

(a) All PV Modules destined to Buyer may be inspected and tested by PowerLight, its Subsidiaries, higher tier contractors (excluding in all cases any direct competitors of Evergreen), and the U.S. Government, at PowerLight’s discretion (but with at least fourteen (14) days’ advance notice provided to Evergreen). PowerLight may conduct such inspection on Evergreen’s premises during normal business hours, in which case Evergreen will provide without additional charge, all reasonable facilities and assistance for such inspections and tests. The specific categories subject to inspection and testing pursuant to this Section 7(a) shall be limited to Evergreen’s manufacturing process from solar cell testing through final PV Module testing and packaging. The Parties expect that the inspection will emphasize PV Module flash test results, ensuring that the test equipment is calibrated at appropriate frequencies, and ensuring the durability and integrity of the PV Module solder bonds. The frequency of such inspections shall be limited to minimize interruption of Evergreen’s operations and in any event are not contemplated to occur more often than annually. Evergreen shall have the right to prohibit access to confidential portions of its non-PV Module production facilities and to require personnel participating in the inspection to be bound by appropriate confidentiality agreements approved by Evergreen. Any PowerLight Affiliates or higher tier contractors participating in such inspection or testing shall be accompanied by PowerLight. Any PowerLight employees visiting Evergreen facilities for purposes of such inspection or testing shall be qualified to conduct the applicable inspections and tests and shall agree to abide by Evergreen’s policies and rules. As used in this Agreement, “Affiliate” means, with respect to either PowerLight or Evergreen, another Party directly or indirectly controlling, controlled by or under common control with, PowerLight Corporation or Evergreen, respectively. Evergreen shall make PV Module inspection records maintained and retained by Evergreen available to PowerLight during the performance of this Agreement; provided, however, that Evergreen shall in any event retain all flash test data records for the applicable Evergreen warranty period.

(b) No inspection, test, approval, or acceptance of the PV Modules shall relieve Evergreen from responsibility for any defects in the PV Modules or other failures to meet the requirements of this Agreement or the Purchase Order. In any such event, the sole remedies

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available to PowerLight will be those contained in Evergreen’s warranty conditions for the applicable PV Modules set forth on Schedule 3.

8. Warranty. All PV Modules covered by this Agreement will be warranted per the conditions of the standard Evergreen warranty statements, set forth on Schedule 3; provided, however, that as between Evergreen and Buyer, the additional warranty provisions set forth in this Section 8 shall also apply to PV Modules and, to the extent Section 8 conflicts with Schedule 3, Section 8 shall prevail. The additional warranty provisions set forth in this Section 8 shall not be transferable or assignable to the consumer purchaser or any other third party; provided, however that PowerLight shall be entitled to bring claims for such additional warranty provisions on behalf of its customers. The remedies set forth in either these limited warranties or Schedule 3 shall be the sole and exclusive remedies provided under the extended term warranty. The limited warranties set forth herein are expressly in lieu of and exclude all other express or implied warranties, including but not limited to warranties of merchantability and of fitness for particular purpose, use, or application and all other obligations or liabilities on the part of Evergreen, unless such other warranties, obligations, or liabilities are expressly agreed to in writing signed and approved by Evergreen.

(a) Power Output. Evergreen warrants that for a period of ten (10) years commencing on the date ninety (90) days following its shipment of PV Modules to the original consumer purchaser that the power rating at Standard Test Conditions will remain at 90% or greater of Evergreen’s Minimum Specified Power Rating. Evergreen further warrants that for a period of twenty-five (25) years commencing on the date ninety (90) days following its shipment of PV Modules to the original consumer purchaser that the power rating at Standard Test Conditions will remain at 80% or greater of Evergreen’s Minimum Specified Power Rating. Power output performance shall be tested by Evergreen (with PowerLight’s prior written consent) or by PowerLight (with Evergreen’s prior written consent). In the event that PowerLight and Evergreen disagree on power output performance, a third-party independent testing agency such as Sandia National Labs or the National Renewable Energy Lab (or a mutually agreed equivalent) will be used to determine actual module performance. PowerLight and Evergreen will collaborate to ensure that this third party determination is agreeable to both PowerLight and Evergreen.

(b) Reasonableness Standard. The reference to Evergreen’s “sole and absolute judgment” in Schedule 3 shall be replaced with Evergreen’s “reasonable judgment”.

(c) Pervasive and Systemic Failure. The last sentence of the first paragraph under the heading “Limitations and Conditions” on Schedule 3 shall be deleted and replaced with the following: “Except as provided below with respect to a Pervasive and Systemic Failure, the limited

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warranties do not cover any transportation costs for return of modules or costs associated with the installation, removal, or reinstallation of PV Modules. Notwithstanding the foregoing, in the event of a Pervasive and Systemic Failure in the PV Module(s), this following shall apply:

(i) Upon PowerLight’s knowledge of the occurrence of a Pervasive and Systemic Failure, PowerLight shall promptly notify Evergreen, and shall provide, if known and as may then exist, a description of the failure, and the suspected lot numbers, serial numbers or other identifiers, and delivery dates, of the failed PV Modules. PowerLight shall provide access to Evergreen to the failed PV Modules for testing and analysis. The Parties shall cooperate and work together to determine the root cause. PowerLight and Evergreen shall consider, evaluate and determine a corrective action program, which shall not be effective until approved in writing by authorized officers of PowerLight and Evergreen; provided that (1) the foregoing shall not reduce Evergreen’s obligations under its express warranty statements in this Section 8 or Schedule 3, (2) such corrective action shall be consistent with the provisions of Section 8(e)(ii), and (3) approval of such corrective action program shall not be unreasonably withheld by either party. The parties shall reasonably cooperate to establish remedies to address the Pervasive and Systemic Failure commensurate with the severity of the respective failure (subject to the maximum liability for certain costs set forth in Section 8(e)(ii)).

(ii) Upon occurrence of a Pervasive and Systemic Failure, and except as otherwise reasonably agreed under Section 8(e)(i), Evergreen shall reimburse reasonable costs of transportation, installation, removal, reinstallation, field repair, testing, packaging and shipping, and decommissioning and recommissioning the solar electric system (the “Collateral Costs”), in addition to the other remedies provided under Evergreen’s express warranty statements in this Section 8 and/or Schedule 3 (e.g. module replacement); provided that Evergreen’s maximum liability for Collateral Costs per occurrence shall not exceed *** of the original price of the affected PV Modules (provided that if actual Collateral Costs significantly exceed this *** threshold, the Parties shall make good faith efforts to determine an appropriate cost allocation); and provided, further, that Collateral Costs shall not include unrelated routine maintenance costs. Evergreen and PowerLight shall use reasonable efforts to identify and agree upon less costly and disruptive remedies instead of those set forth in Section 8(e)(ii), where less costly and disruptive remedies are adequate for customers in view of the defects involved.

“Pervasive and Systemic Failure” means confirmed failures in the PV Modules (i) mutually verified by Evergreen and PowerLight (either itself or by an independent third party on behalf of PowerLight), (ii) occurring during the applicable warranty period, (iii) resulting from defects in materials, workmanship, manufacturing process or design, in each case that cause a failure that would result in a claim under the express warranty provided to the customer, and (iv) occurring on more than the greater of ten (10) modules per project or 0.5% of the PV Modules per project. It is

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understood that a project may include multiple buildings and arrays that are provided as part of a single project.

(d) Force Majeure. The language in Schedule 3 “…and any unforeseen event beyond its control, including, without limitations, any technological or physical event or condition which is not reasonably known or understood at the time of sale.” shall be deleted and replaced with the following: “…and any unforeseen similar event beyond its control.”

(e) Warranty Claimants. Evergreen provides the warranty set forth in Schedule 3 to Buyer and its Customers. Buyer and its service providers shall receive, document, and notify Evergreen of claims, questions or concerns under Evergreen’s warranty with respect to PV Modules sold to Buyer hereunder. Buyer shall obtain information from the customer as requested by Evergreen to enable the parties to determine whether the respective claim arises under the Evergreen warranty or arises from materials or services not provided by Evergreen. In the event of a claim by Buyer or its customer under Evergreen’s warranty, Evergreen’s satisfaction of the claim with respect to the customer purchaser shall be deemed to also satisfy the same claim with respect to Buyer.

(f) Indemnity. Evergreen shall defend, indemnify and hold harmless PowerLight and its Affiliates from any third party claim covered by the express warranty statements set forth on Schedule 3, subject to the terms and limitations set forth therein. PowerLight shall defend, indemnify and hold harmless Evergreen and its Affiliates from any third party claim covered by the express warranty statements PowerLight has made to such third party, subject to the terms and limitations agreed to by the third party. In the event that a party has a direct claim under an express warranty, such party’s rights shall be directly under such warranty and not under the foregoing indemnity.

9. Material. If PowerLight and/or other Buyers furnishes any material (such as framing materials, extrusions, mounting materials, fasteners, etc.) for fabrication hereunder, and if Evergreen agrees to use of the material and the custom work, Evergreen agrees (a) not to substitute any other material in such fabrication without PowerLight’s prior written consent, (b) title to such materials shall not be affected by incorporation in or attachment to any other property, (c) all such material (except that which becomes normal industrial waste) will be returned in the form of products or unused material to PowerLight (at PowerLight’s expense in the case of unused material) and (d) no such material itself will be used by Evergreen for any purpose other than meeting PowerLight’s request.

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10. Intellectual Property. Evergreen shall retain all patents and other proprietary rights embodied in the PV Modules. PowerLight may disclose to Evergreen modifications, enhancements, or improvements to the PV Modules (“Developments”). Except to the extent PowerLight identifies any Developments at the time of disclosure to Evergreen as proprietary to PowerLight and Evergreen agrees in writing to receive such Developments under such conditions, Evergreen shall have a non-exclusive, world-wide, royalty-free, sublicensable, perpetual, irrevocable, non-terminable, license to make, use, sell, offer for sale, import, disclose, and otherwise exploit the Developments in connection with the PV Modules and any other product or service of Evergreen. Nothing in the foregoing shall impair, alter or otherwise affect PowerLight’s proprietary rights in its patents, products or other intellectual property.

11. Confidential or Proprietary Information and Property.

(a) “Confidential Information” means the terms of this Agreement, any Rolling Forecast Report, any Purchase Order, and any other information disclosed by one Party (the “Disclosing Party”) to any other Party (the “Receiving Party”), which the Disclosing Party considers trade secret or otherwise confidential or proprietary (as defined by the Uniform Trade Secrets Act), whether in written, oral, graphic, machine-readable or other form, including, but not limited to, that which relates to patents, patent applications, research, product plans, products, developments, inventions, processes, designs, drawings, engineering, formulae, markets, software, hardware configuration, computer programs, algorithms, pricing, business plans, agreements with third parties, or the services, customers, marketing or finances of the Disclosing Party, which: (i) is designated in writing to be confidential or proprietary; (ii) is identified at the time of disclosure as being of a confidential or proprietary nature; or (iii) by the nature of the circumstances surrounding the disclosure, ought to in good faith be treated as trade secret, confidential or proprietary. Notwithstanding the foregoing, Confidential Information shall exclude information that: (i) was independently developed by the Receiving Party without using any of the Disclosing Party’s Confidential Information; (ii) becomes known to the Receiving Party, without restriction, from a source other than the Disclosing Party that had a right to disclose it; (iii) was in the public domain at the time it was disclosed or becomes in the public domain through no act or omission of the Receiving Party; or (iv) was rightfully known to the Receiving Party, without restriction, at the time of disclosure.

(b) The Receiving Party shall keep confidential and otherwise protect from disclosure the Disclosing Party’s Confidential Information otherwise expressly authorized herein or by the Disclosing Party in writing. The Receiving Party shall use Disclosing Party’s Confidential Information only in its performance under this Agreement. In all lower tier subcontracts and purchase orders issued by a Receiving Party and involving subcontractor receipt of such information or property, the Receiving Party shall provide the Disclosing Party hereto the same rights and protections as contained in this Section 11.

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(c) Notwithstanding anything herein to the contrary, a Receiving Party has the right to disclose Confidential Information without the prior written consent of the Disclosing Party: (i) as required by any court or other Governmental Authority, or by any stock exchange the shares of any Party are listed on, (ii) as otherwise required by law, (iii) as advisable or required in connection with any government or regulatory filings, including without limitation, filings with any regulating authorities covering the relevant financial markets, (iii) to its attorneys, accountants, financial advisors or other agents in each case bound by confidentiality obligations, (iv) to banks, investors and other financing sources and their advisors, in each case bound by confidentiality obligations; or (v) in connection with an actual or prospective merger or acquisition or similar transaction where the party receiving the Confidential Information is bound by confidentiality obligations. If a Receiving Party believes that it will be compelled by a court or other authority to disclose Confidential Information of the Disclosing Party, it shall give the Disclosing Party prompt written notice so that the Disclosing Party may determine whether to take steps to oppose such disclosure.

(d) Upon the Disclosing Party’s request, the Receiving Party shall return the Disclosing Party’s Confidential Information to the Disclosing Party or make such other disposition thereof as is directed by the Disclosing Party.

12. Evergreen Literature. Upon request Evergreen shall permit PowerLight and/or other Buyers, at no additional charge, to use and/or reproduce Evergreen’s applicable literature without modification, such as operating and maintenance manuals, technical publications, prints, drawings, training manuals, and other similar supporting documentation and sales literature in connection with PowerLight’s and/or other Buyers’ use and sale of the PV Modules sold hereunder; provided, however, that PowerLight and/or its Buyers shall discontinue use of such items reasonably requested by Evergreen. Evergreen shall advise PowerLight and/or other Buyers of any updated information relative to the foregoing literature and documentation with timely notifications in writing.

13. Lien Waivers. Evergreen shall furnish upon PowerLight’s request, waivers by Evergreen and all other persons entitled to assert any lien rights in connection with the performance of this Agreement.

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14. Intellectual Property Indemnity.

(a) By Evergreen. Evergreen shall defend at its cost and expense, or at its option settle at its cost and expense any third party claim, suit or proceeding brought against PowerLight or its Affiliates on the issue that the PV Modules shipped hereunder infringe any copyright, patent, trade secret, trademark or service mark of any third party, and shall pay all damages awarded by a court of competent jurisdiction and amounts of approved, written settlements entered into in connection therewith, subject to the limitations set forth herein; but only if PowerLight or its Affiliates notifies Evergreen promptly in writing of such claim, suit or proceeding and gives Evergreen sole control of any defense or settlement negotiations or compromise, by counsel of its own reasonable choice, and, at Evergreen’s request and expense, gives Evergreen proper and reasonable information and assistance. Evergreen will not be liable for any settlement or negotiations made without its written consent and opportunity for Evergreen to participate therein. Evergreen shall not be liable to PowerLight under any provision of this Section 14(a) if any infringement proceeding or claim is based solely upon: (i) a use by PowerLight (or its customers) for which the PV Module was not designed, (ii) an alteration of the PV Module or combination of the PV Module with another item by PowerLight or a third party under PowerLight’s (or its customers’) direction, which alteration or combination has solely caused the infringement action, (iii) any materials or designs provided by PowerLight, or (iv) actions by PowerLight in violation of this Agreement. The foregoing states the sole and exclusive remedy of PowerLight and the entire liability of Evergreen for infringement of intellectual property rights by Evergreen or the PV Modules.

(b) By PowerLight. PowerLight shall defend at its cost and expense, or at its option settle at its cost and expense any third party claim, suit or proceeding brought against Evergreen or its Affiliates on the issue arising from any of infringement any copyright, patent, trade secret, trademark or service mark of any third party arising from any of items 14(a)(i)-(v), and shall pay all damages awarded by a court of competent jurisdiction and amounts of approved, written settlements entered into in connection therewith, subject to the limitations set forth herein; but only if Evergreen or its Affiliates notifies PowerLight promptly in writing of such claim, suit or proceeding and gives PowerLight sole control of any defense or settlement negotiations or compromise, by counsel of its own reasonable choice, and, at PowerLight’s request and expense, gives PowerLight proper and reasonable information and assistance. PowerLight will not be liable for any settlement or negotiations made without its written consent and opportunity for PowerLight to participate therein. PowerLight shall not be liable to Evergreen under any provision of this Section 14(b) if any infringement proceeding or claim is based solely upon (i) the PV Modules, (ii) an alteration of the PV Module or combination of the PV Module with another item by Evergreen or a third party under Evergreen’s direction, which alteration or combination has solely caused the infringement action, or (iii) any materials or designs provided by Evergreen, or (iv) actions by Evergreen in violation of this Agreement. The foregoing states the sole and exclusive remedy of Evergreen and the entire liability of PowerLight for infringement of intellectual property rights by PowerLight.

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15. Termination.

(a) Termination Without Cause. Either Party may terminate this Agreement without cause for its convenience, at any time by written notice to the other Party delivered at least six (6) months prior to the effective termination date. In such event the terminating Party shall, within ten (10) days of delivering such termination notice, pay the non-terminating Party an early termination fee of ***. In addition, the Parties will make good faith efforts to mutually agree upon an order and delivery schedule for PV Modules during the six (6) month period preceding the effective termination date. Notwithstanding the foregoing, the Parties agree that the *** termination fee shall be the sole and exclusive remedy available to the non-terminating Party resulting from such early termination; provided that any applicable liquidated damages for failure of the terminating Party to fulfill its firm commitment quantity obligations under this Agreement through the effective termination date shall continue in full force and effect.

(b) Termination For Cause. Subject to the provisions of this clause (b), either Party may terminate this Agreement for cause upon the other Party’s material breach of this Agreement, which breach remains uncured after thirty (30) days’ written notice to the breaching Party. Notwithstanding the foregoing, in the event a Party breaches this Agreement as a result of its failure to fulfill its Quarterly and/or annual firm commitment obligations described in Section 3(b) (Late Delivery) or on Schedule 1, respectively, (as adjusted from time to time pursuant to Sections 1(a) (Products), 1(g) (Change Orders), 3(b) (Late Delivery) and 6 (Invoicing)), the non-breaching Party shall not be entitled to terminate this Agreement solely as a result of such breach. Instead, the sole and exclusive remedies for the non-breaching Party for such breach shall be limited to its collection of the Quarterly and/or liquidated damages set forth on Schedule 1 for the applicable Quarter and/or year in which the breach occurred.

(c) Survival. The last sentence of Section 7(a) and Sections 8, 9, 10, 11, 15, 17, 18, 19, 20, 21, 22, 23, 25 and 26 shall survive any termination of this Agreement.

(d) Term and Extensions. This Agreement shall commence upon the Effective Date and unless terminated earlier shall continue until December 31, 2009. Commencing December 1, 2006 and continuing each year thereafter, the Parties will make good faith efforts to mutually agree upon quantity, pricing and other terms applicable to the sale of photovoltaic modules for the next calendar year subsequent to the then latest year set forth on Schedule 1, as amended from time to time. The term of this Agreement shall be extended for additional one (1) year terms to the extent that the Parties agree to minimum quantities and prices applicable to such years and the Parties execute a

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signed, written amendment of Schedule 1, which includes the quantities and prices applicable to such extended term. A copy of any such amended schedule shall be attached to this Agreement.

16. Audit. Evergreen agrees that only those portions of the factories and records/documentation that are material to confirming fulfillment of Evergreen’s obligations under this Agreement shall, upon at least fourteen (14) days’ advance notice, be subject to inspection and audit by an independent third party representative of PowerLight reasonably approved by Evergreen, where such representative is engaged in the business of performing such audits. The subject of such audit shall not include any financial information of Evergreen. Any fees and costs associated with such audit shall be borne by PowerLight. The frequency of such audits shall be limited to minimize interruption of Evergreen’s operations and in any event are not contemplated to, but may to the extent necessary, occur more often than annually. Evergreen shall have the right to prohibit access to confidential portions of its non-PV Module production facilities and to require the representative to be bound by an appropriate confidentiality agreement approved by Evergreen. The representative visiting Evergreen facilities for purposes of such inspection shall be qualified to conduct the audit and shall agree to abide by Evergreen’s policies and rules.

17. Waiver. The failure of any Party to insist upon the performance of any provision of this Agreement or to exercise any right or privilege granted to such Party under this Agreement shall not be construed as waiving such provision or any other provision of this Agreement, and the same shall continue in full force and effect. If any provision of this Agreement is found to be illegal or otherwise unenforceable by any court or other judicial or administrative body, the other provisions of this Agreement shall not be affected thereby, and shall remain in full force and effect.

18. Applicable Law. The validity, performance, and construction of this Agreement shall be governed by the laws of the State of New York without regard to its conflicts of laws principles.

19. Disputes; Jurisdiction & Venue. PowerLight and Evergreen shall use their reasonable efforts to resolve any and all disputes, controversies, claims, or differences between PowerLight and Evergreen, arising out of or relating in any way so this Agreement including, but not limited to, any questions regarding the existence, validity or termination hereof (“Disputes”), through negotiation. Only upon failure by PowerLight and Evergreen to resolve the Dispute through such negotiation may either Party institute legal action. Any Dispute arising under this Agreement shall be submitted to the federal courts in New York, New York and each Party submits to the jurisdiction of such courts for such purpose.

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20. Assignment. No Party shall assign this Agreement without the prior written consent of the other Parties hereto; provided, however, that each Party may assign this Agreement to its Subsidiaries, and Evergreen or PowerLight Corporation may assign this Agreement in connection with a merger, acquisition, change of control or sale of substantially all assets of such Party upon notice to the non-assigning Party but without any such consent.

21. Publicity. No Party shall make or authorize any news release, advertisement, or other disclosure which shall confirm the existence or convey any aspect of this Agreement without the prior written consent of the other Parties except as may be required to perform this Agreement or a Purchase Order, or as required by law or regulation.

22. Complete Agreement; Modifications. This Agreement, including all exhibits, schedules, purchase orders, and annexes hereto, contains the complete and entire agreement among the Parties as to the subject matter hereof and replaces and supersedes any prior or contemporaneous communications, representations or agreements, whether oral or written, with respect to the subject matter of this Agreement. No modification of the Agreement shall be binding unless it is written and signed by all Parties.

23. Right of Offset. Notwithstanding anything herein, either Party shall be entitled to offset any amounts it otherwise owes the other Party under this Agreement by such amounts, including but not limited to any penalties or liquidated damages owed hereunder.

24. Force Majeure. No Party shall be considered in default of performance under this Agreement or a Purchase Order to the extent that performance of such obligations is delayed or prevented by act of God, fire, flood, hurricanes, earthquake or similar natural disasters, or riot, war, terrorism, labor strikes, civil strife.

25. Notices. All notices shall be delivered by facsimile, nationally recognized overnight courier (such as federal express), or hand delivered to the person below. Notice shall be effective upon the day received, or within twenty-four hours after submission of any of the above methods.

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To Evergreen: 138 Bartlett Street Marlborough, MA 01752 USA Facsimile: (508) 229-0747 Attn: Senior Vice President, Marketing and Sales	To PowerLight Corporation: 2954 San Pablo Avenue Berkeley, CA 94702 USA Facsimile: (510) 540-0552 Attn: President	To PowerLight Systems AG: 14, rue du Rhône 1204 Geneva, Switzerland Facsimile: +41 (0) 22 819 1990 Attn: General Manager

1. 26. LIMITATION OF LIABILITY. EXCEPT AS OTHERWISE EXPRESSLY STATED HEREIN, IN NO EVENT SHALL ANY PARTY HERETO BE LIABLE TO ANY OTHER PARTY HERETO OR ANY THIRD PARTY FOR ANY INDIRECT, CONSEQUENTIAL, INCIDENTAL, PUNITIVE OR SPECIAL DAMAGES WHATSOEVER, WITHOUT REGARD TO CAUSE OR THEORY OF LIABILITY (INCLUDING, WITHOUT LIMITATION, DAMAGES INCURRED BY SUCH OTHER PARTY OR SUCH THIRD PARTY FOR LOSS OF BUSINESS PROFITS OR REVENUE, BUSINESS INTERRUPTION, LOSS OF BUSINESS INFORMATION OR OTHER PECUNIARY LOSS) ARISING OUT OF THIS ORDER, EVEN IF THE APPLICABLE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT SHALL THE ENTIRE LIABILITIES OF ANY PARTY OR ITS RESPECTIVE SUBSIDIARIES UNDER THIS AGREEMENT EXCEED THE PURCHASE PRICE UNDER THIS AGREEMENT FOR THE PV MODULES GIVING RISE TO THE CLAIM; PROVIDED THAT THE FOREGOING LIMITATION SHALL NOT APPLY TO CLAIMS FOR ANNUAL OR QUARTERLY LIQUIDATED DAMAGES, FOR LATE PENALTIES UNDER SECTION 3(b), FOR EXPRESS PAYMENT OBLIGATIONS UNDER SECTION 6, OR FOR CLAIMS ARISING UNDER SECTIONS 2, 11 AND 20. THE FOREGOING LIMITATION IS CUMULATIVE AND NOT PER INCIDENT.

27. Authority. Each entity signing this Agreement warrants that it has full authority and consent to enter in to this Agreement and that this Agreement shall be binding on it in accordance with its terms.

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IN WITNESS WHEREOF, the Parties hereto have signed this Agreement as of the date and year first above written.

Evergreen:

Evergreen Solar, Inc.

By:	/s/ Richard Feldt
Name: Richard Feldt
Title: President and CEO

PowerLight:

PowerLight Corporation

By:	/s/ Daniel Shugar
Name: Daniel Shugar
Title: President

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PowerLight Systems AG

By:	/s/ Eric Hafter
Name: Eric Hafter
Title: General Manager

List of Schedules:

Schedule	Description

1	Basic Terms of Sale

2	Form of Purchase Order

3	Form of Evergreen Warranty

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Schedule 1

Basic Terms of Sale

Firm Commitment Quantities:

Product 1 PV Modules (identified below): 1 megawatt (MWp) through August 15 of 2006.

Product 2 PV Modules (identified below): Firm commitment and Option quantities are stated in the table below. To the extent new products generally become available to Evergreen customers (“New PV Modules”), PowerLight may in its discretion elect to order Product 2 or such New PV Modules to fulfill the following commitments:

Delivery Period	Q3+Q4 2006		2007		2008		2009
Firm Quantity (MWp)	*	**	*	**	*	**	*	**
Option Quantity* (MWp)			*	**	*	**	*	**

*

In accordance with Section 1(c) of the Agreement, with respect to each year of delivery stated in the table above, PowerLight retains an Option to order additional quantities up to the MWp specified for such year. Notwithstanding Section 1(c) or the Option Quantity set forth in the table above, with respect to 2008 and 2009 PowerLight may only exercise its Option to the

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extent that the total quantity of PV Modules available to PowerLight for any given year after giving effect to such Option exercise does not exceed twenty percent (20%) of the aggregate solar module production capacity of Evergreen and EverQ for such year; provided however, that PowerLight shall in any event be entitled to exercise an Option for up to *** in 2009 without regard to such twenty percent (20%) limitation.

Firm Commitment Pricing:

The pricing applicable to all PV Modules through 2009 is stated in the table below:

Pricing	Q2 2006	Q3-Q4 2006		2007***		2008***		2009***
USD $/Wp** (North America)	***	*	**	*	**	*	**	*	**
Euro €/Wp (Europe)	***	*	**	*	**	*	**	*	**
USD $/Wp** (Asia)	***	*	**	*	**	*	**	*	**

All quarters stated on this Schedule 1 (Q1-Q4) are calendar quarters.

**

Frameless PV Modules and Pricing: The Parties will make reasonable good faith efforts to facilitate Evergreen’s manufacture of frameless PV Modules to be compatible with PowerGuard® and available for shipment by January 1, 2007 (or earlier if Evergreen can, using commercially reasonable efforts, accelerate the date of such availability). For 2007, the price of the frameless PV Module will be the same as the framed PV Module. For 2008 and subsequent years,

2

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frameless (including junction box and quick connects) pricing for Product 2 or New PV Modules is equal to the framed price *** as applicable. The shipping terms applicable to frameless PV Modules shall be Ex-works (EXW) (Incoterms 2000) Evergreen manufacturing facilities in Malboro, Massachusetts, regardless of the actual factory production location. PowerLight may request new, customized PV Modules for a price mutually agreed; provided that the prices stated above are valid for PowerLight’s current product applications for roof systems, ground systems and parking systems, excluding SunTile™.

***

2007/2008/2009 Price Adjustment Mechanism: Pricing for 2007, 2008 and 2009 shall be subject to adjustment as follows: by October 1st of the year (the “Baseline Year”) preceding the year subject to pricing adjustment (such year being 2007, 2008 or 2009 and referred to as the “Adjusted Year”), PowerLight shall submit to a mutually agreed third party consultant data evidencing PowerLight’s (i) actual costs for photovoltaic modules delivered in the Baseline Year from suppliers other than Evergreen and (ii) costs for photovoltaic modules which PowerLight is, as of such October 1st date, under a firm contractual commitment (through confirmed purchase orders or written firm commitment agreements) to purchase in the Adjusted Year from suppliers other than Evergreen. The foregoing data shall be provided to such third party consultant under a nondisclosure agreement satisfactory to PowerLight, and shall not be disclosed to Evergreen. PowerLight and Evergreen shall equally bear the fees and expenses of such consultant.

Based on such data, the third party consultant shall calculate the average price paid or payable by PowerLight per watt in each of North America, Europe and Asia, excluding Evergreen orders for the Baseline Year and the Adjusted Year. Such average prices shall be calculated by multiplying the total amount paid or payable by PowerLight in each geographic market divided by the total watts received or receivable for such monetary amounts in such market. Based on these average prices of dollars or euros per watt (as applicable) for the Baseline Year and the Adjusted Year, prior to October 31st of the Baseline Year the third party consultant shall calculate, for each of North America, Europe and Asia, the percentage increase (the “Percentage Increase”) or decrease (the Percentage Decrease”) in the average price from the Baseline Year to the Adjusted Year.

The price adjustment for PV Modules for the Adjustment Year shall be calculated as follows: to the extent there is a Percentage Increase, the PV Module pricing shall be increased by a percentage calculated as follows:

Adjustment Year PV Module pricing percentage change = *** + Percentage Increase

3

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To the extent there is a Percentage Decrease of ***or less, there shall be no adjustment to the Adjustment Year PV Module pricing. To the extent there is a Percentage Decrease of more than ***, the Adjustment Year PV Module pricing shall be decreased by a percentage calculated as follows:

Adjustment Year PV Module pricing percentage change = *** - Percentage Decrease

With respect to the 2008 pricing adjustments, if any, the 2007 PV Module pricing used for the Baseline Year shall reflect any pricing adjustments made to 2007 PV Module pricing in the previous year pursuant to the foregoing provisions. With respect to the 2009 pricing adjustments, if any, the 2008 PV Module pricing used for the Baseline Year shall reflect any pricing adjustments made to 2008 PV Module pricing in the previous year pursuant to the foregoing provisions.

Notwithstanding the foregoing price adjustments described in this Schedule 1, the price adjustments shall only apply to Purchase Orders that are not acknowledged by Evergreen (acting in accordance with its acknowledgment deadline required under Section 3(a) of the Agreement) as of October 1st of the Baseline Year.

Penalties/Liquidated Damages: The parties recognize and agree that, in the event of breach by either party of the promises contained herein regarding quantity and price commitments, the damages suffered by the non-breaching party would be difficult to assess, and the liquidated damages set forth herein represent a reasonable assessment of the potential damage to the non-breaching party.

Evergreen’s Failure to Meet Quantity Commitments: In any calendar year in which Evergreen fails to deliver the aggregate quantities required for such year as set forth in this Schedule 1 above (as adjusted from time to time pursuant to Section 3(c) of the Agreement), Evergreen shall, no later than sixty (60) days following Evergreen’s receipt of PowerLight’s written demand for such payment, pay liquidated damages to PowerLight in the amount of *** per kilowatt of shortfall. In addition to the foregoing liquidated damages, if any, in any quarter in which Evergreen fails to deliver the aggregate quantities required for such quarter under Section 3(b) of the Agreement, Evergreen shall, no later than sixty (60) days following Evergreen’s receipt of PowerLight’s written demand for such

4

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payment, pay liquidated damages to PowerLight in the amount of *** per kilowatt of shortfall; provided that the maximum number of kilowatts included in such shortfall calculation shall be no more than *** of the aggregate kilowatt quantity required for the applicable year.

PowerLight’s Failure to Meet Quantity Commitments: In any calendar year for which PowerLight fails to take delivery of the quantities required for such year as set forth in this Schedule 1 above (as adjusted from time to time pursuant to Section 3(c) of the Agreement), PowerLight shall, no later than sixty (60) days following PowerLight’s receipt of Evergreen’s written demand for such payment, pay liquidated damages to Evergreen in the amount of *** per kilowatt of shortfall. In addition to the foregoing liquidated damages, if any, in any quarter in which PowerLight fails to take delivery of the aggregate quantities required for such quarter under Section 3(b) of the Agreement, PowerLight shall, no later than sixty (60) days following PowerLight’s receipt of Evergreen’s written demand for such payment, pay liquidated damages to Evergreen in the amount of *** per kilowatt of shortfall; provided that the maximum number of kilowatts included in such shortfall calculation shall be no more than *** of the aggregate kilowatt quantity required for the applicable year.

Product 1 (currently Cedar/EC-100 Series) PV Module Description/Specifications:

•

Configuration: 150.5mm x 81mm cell; 4 x 18 configuration; 110 Wp or higher Wp class module. PV Modules shall be constructed with cells that represent nominally the center of the then current distribution, which is expected to increase over the Agreement’s delivery period.

•

Module Rated Minimum Power, Tolerance and Efficiency: Evergreen will ensure that products supplied to Powerlight are products within the range of all EC-100 technology family products sold in the United States, Europe and Asia; provided, however, that in no event shall any PV Module efficiency be below 10.25%.

•

Safety and quality certifications shall be as follows: North America: UL 1703, 600 V maximum system voltage, minimum Class C fire rating; Europe and Asia: IEC 1215, TUV Safety Class II, CE, 800 VDC maximum system voltage. Evidence of certification of the foregoing shall be provided to PowerLight prior to its issuance of the first Purchase Order.

•

PV Module Lot Average Power: All PV Modules shall be - 2%/+10% of nominal rated power on individual units. Average power over four (4) container quantities shall meet or exceed nameplate power rating. Evergreen and PowerLight shall make good faith efforts to collaborate on methodology to address potential shortfalls in average PV Module Lot power.

•

Additional Descriptions/Specifications/QA: Additional specifications and quality control documents applicable to PV Modules shall be mutually agreed by the Parties as soon as practicable following the Effective Date.

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Product 2 (currently Spruce/EC-170 Series) PV Module Description/Specifications:

•

Configuration: 150.5mm x 81mm cell; 6 x 18 configuration; currently 170 Wp or 180 Wp class module. PV Modules shall be constructed with cells that represent nominally the center of the then current distribution, which is expected to increase over the Agreement’s delivery period.

•

Compatibility: All framed PV Modules will be compatible with PowerLight’s product applications for current roof systems, ground systems and parking systems, excluding PowerGuard® and SunTile™. Product 2 frame to specifically accommodate center mounting on PowerLight applications such as PowerTracker. The Parties will make reasonable good faith efforts to facilitate Evergreen’s manufacture of frameless PV Modules to be compatible with PowerGuard® and available for shipment by January 1, 2007 (or earlier if Evergreen can, using commercially reasonable efforts, accelerate the date of such availability).

•

Module Rated Minimum Power, Tolerance and Efficiency: Evergreen will ensure that products supplied to Powerlight are products within the range of all EC-170 technology family products sold in the United States, Europe and Asia; provided, however, that in no event shall any PV Module efficiency be below 10.25%.

•

Safety and quality certifications shall be as follows: North America: UL 1703, 600 V maximum system voltage, minimum Class C fire rating; Europe and Asia: IEC 1215, TUV Safety Class II, CE, 1000 VDC maximum system voltage. Evidence of certification of the foregoing shall be provided to PowerLight prior to its issuance of the first Purchase Order.

•

PV Module Lot Average Power: All PV Modules shall be - 2%/+10% of nominal rated power on individual units. Average power over four (4) container quantities shall meet or exceed nameplate power rating. Evergreen and PowerLight shall make good faith efforts to collaborate on methodology to address potential shortfalls in average PV Module Lot power.

•

Additional Descriptions/Specifications/QA: Additional specifications and quality control documents applicable to PV Modules shall be mutually agreed by the Parties as soon as practicable following the Effective Date.

Custom PV Modules for New Home Developer Market: Evergreen and PowerLight may by mutual agreement develop a frameless photovoltaic module that is intended for PowerLight’s SunTile™ application for the new home developer market. In the event the parties agree upon the terms governing sales of such modules from Evergreen to PowerLight, including but not limited specifications, pricing, module power and other terms, orders of such modules shall be credited against the firm commitment quantity obligations of the parties set forth above on this Schedule 1.

6

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